EXHIBIT 99(b)


                  Supreme Court of Missouri

                           en banc



                      December 9, 1999

Blue Cross and Blue Shield of Missouri, a Missouri nonprofit corporation, Appellant-Respondent, vs. Jay Angoff, in his official capacity as the Director of the Missouri Department of Insurance, Respondents-Appellants, Jeremiah W. (Jay) Nixon, in his official capacity as the Attorney General of the State of Missouri, Respondent, Missouri Supreme Court No. 81172

                             and

Blue Cross and Blue Shield of Missouri, a nonprofit corporation, Appellant, vs. Jay Angoff, Director, Missouri
Department of Insurance, Appellant, Jeremiah W. (Jay) Nixon,
Attorney General of the State of Missouri, Appellant,
Missouri Supreme Court No. SC82125.

                            ORDER

     This Court has been advised that the parties have settled their respective claims and that the settlement is conditioned upon court approval. The parties, however, have failed to establish that court approval is required or authorized by law or that any such determination would be other than advisory.

     IT IS THEREFORE ORDERED THAT this matter is stayed up to and including February 8, 2000, to allow the parties sufficient time to finally settle and resolve their respective claims and to cause the underlying judicial action and associated appeals to be dismissed, or to otherwise report back to this Court.

                              Day - to - Day


                              /s/  William Ray Price, Jr.
                              William Ray Price, Jr. Chief Justice

Covington and Wolff, JJ., not participating.